UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Prudential Financial, Inc., a New Jersey corporation (the “Company”), furnishes herewith, as Exhibit 99.0, a news release announcing third quarter 2008 results.

See also Item 7.01 below, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A.	Earnings Release. The Company furnishes herewith, as Exhibit 99.0, a news release announcing third quarter 2008 results.

B.	Quarterly Financial Supplement. The Company furnishes herewith, as Exhibit 99.1, the Quarterly Financial Supplement for its Financial Services Businesses for the quarterly period ended September 30, 2008.

C.	Investments in Residential and Commercial Mortgage-Backed Securities, Asset-Backed Securities, and Commercial Loans. In connection with its announcement of third quarter 2008 results, the Company furnishes herewith, as Exhibit 99.2, information about the Company’s investments, as of September 30, 2008, in residential and commercial mortgage-backed securities, asset-backed securities, and commercial loans. In announcing results for recent prior quarters, management has provided an estimate of credit-related principal loss on its holdings of asset-based securities collateralized by sub-prime mortgages. Management’s current estimate of the exposure of the Financial Services Businesses to credit-related loss of principal on its holdings as of September 30, 2008 of asset-backed securities collateralized by sub-prime mortgages under stress scenarios and assuming no recoveries from monoline bond insurers is approximately $550 million after-tax over a five-year period. This estimate is based on holdings of the Financial Services Businesses as of September 30, 2008 and is consistent with an approximately 40% peak to trough decline in housing prices for the collateral underlying the securities owned. Management’s estimate reflects its current evaluation of expected incidence of default and severity of loss on default. The estimate of credit-related loss of principal is a measure of possible net loss of principal on the securities owned rather than a measure of changes in market value of the securities that could be recognized under generally accepted accounting principles during the period of ownership as unrealized or realized losses on investments, or realized losses that could result from sale of the securities.

D.	Investments Supported by Guarantees from Monoline Bond Insurers. Certain of the Company’s fixed maturity investments are supported by guarantees from monoline bond insurers. As of September 30, 2008, on an amortized cost basis, $1.649 billion, or 1%, of general account fixed maturity investments attributable to the Financial Services Businesses were supported by bond insurance. As of September 30, 2008, 79% of these investments had credit ratings of A or higher, reflecting the credit quality of the monoline bond insurers. Management estimates, taking into account the structure and credit quality of the underlying investments and giving no effect to the support of these securities by guarantees from monoline bond insurers, that 70% of the $1.649 billion total (based upon amortized cost) would have investment grade credit ratings. Based on amortized cost, $903 million of the $1.649 billion of securities supported by bond insurance were asset-backed securities collateralized by sub-prime mortgages, $337 million were other asset-backed securities, and $409 million were municipal bonds. Management estimates that 54% of the asset-backed securities collateralized by sub-prime mortgages, 77% of the other asset-backed securities, and all of the municipal bonds would have investment grade credit ratings giving no effect to the support of these securities by guarantees from monoline bond insurers. As of September 30, 2008, the bond insurance is provided by five insurance companies, with no company representing more than 34% of the overall amortized cost of the securities supported by bond insurance attributable to the Financial Services Businesses.

As of September 30, 2008, on an amortized cost basis, $774 million, or 2%, of fixed maturity investments attributable to the Closed Block Business were supported by bond insurance. As of September 30, 2008, 72% of these investments had credit ratings of A or higher, reflecting the credit quality of the monoline bond insurers. Management estimates, taking into account the structure and credit quality of the underlying investments and giving no effect to the support of these securities by guarantees from monoline bond insurers, that 88% of the $774 million total (based upon amortized cost) would have investment grade credit ratings. Based on amortized cost, $544 million of the $774 million of securities supported by bond insurance were asset-backed securities collateralized by sub-prime mortgages, $103 million were other asset-backed securities, and $127 million were municipal bonds. Management estimates that 85% of the asset-backed securities collateralized by sub-prime mortgages, 91% of the other asset-backed securities, and all of the municipal bonds would have investment grade credit ratings giving no effect to the support of these securities by guarantees from monoline bond insurers. As of September 30, 2008, the bond insurance is provided by five insurance companies, with no company representing more than 34% of the overall amortized cost of the securities supported by bond insurance attributable to the Closed Block Business.

E.	Liquidity and Capital Resources.

Parent Company Short-term Investments and Borrowings

As of September 30, 2008, the parent holding company, Prudential Financial, had cash and short-term investments of $3.821 billion, which included $671 million of subsidiary funds that were invested short-term with Prudential Financial as part of our intercompany liquidity program. The short-term investments comprise $1.059 billion of this amount and consist primarily of government agency securities and money market funds.

As of September 30, 2008, parent company short-term borrowings amounted to $6.619 billion. This amount includes $761 million under a commercial paper program, $4.883 billion principal amount of convertible debt securities, $697 million representing foreign currency denominated bridge loan facilities, and $278 million current portion of long-term debt. The majority of the parent company’s outstanding commercial paper proceeds are invested in short-term financial instruments. As of September 30, 2008, this commercial paper had an average maturity of 16 days and approximately 29% was overnight. The next dates on which holders of the convertible notes may require Prudential Financial to repurchase the notes are December 12, 2008 with respect to $1.883 billion and June 15, 2009 with respect to $3.0 billion. The foreign currency denominated bridge loan facilities mature on February 13, 2009 and the majority of the current portion of long-term debt matures in the first quarter of 2009.

Prudential Financial’s short-term debt, including commercial paper, is rated A-1, P-2, and F1 by Standard & Poor’s, Moody’s and Fitch, respectively. Based on these ratings, Prudential Financial is eligible to participate in the Commercial Paper Funding Facility (CPFF) sponsored by the Federal government. The Federal Reserve has announced that CPFF will purchase eligible three-month unsecured and asset-backed U.S. dollar denominated commercial paper from eligible issuers. The maximum amount of commercial paper an issuer can sell to CPFF is equivalent to the greatest amount of U.S. dollar denominated commercial paper the issuer had outstanding during any single day between January 1, 2008 and August 31, 2008. The greatest amount of commercial paper Prudential Financial had outstanding during this period was $1.3 billion on January 1, 2008. Unsecured commercial paper purchased by the CPFF will be discounted based on a rate equal to a spread (200 basis points) over the three-month overnight index swap rate on the day of purchase. As of October 28, 2008, Prudential Financial has been granted approval to participate in the CPFF. Access to the CPFF is scheduled to terminate on April 30, 2009, unless such date is extended by the Federal Reserve.

Prudential Funding, LLC Commercial Paper Program

As of September 30, 2008, Prudential Funding, LLC, a wholly-owned subsidiary of Prudential Insurance, had outstanding commercial paper and master note borrowings of $7.0 billion, of which $3.5 billion of the proceeds were invested in short-term financial instruments and the remainder was primarily utilized to fund short term cash flow timing mismatches, and fund working capital needs of our affiliates. As of September 30, 2008, Prudential Funding, LLC’s outstanding commercial paper had a weighted average maturity of 15 days, and approximately 28% was overnight. Prudential Funding’s commercial paper is rated A-1+, P-1, and F1+ by Standard & Poor’s, Moody’s and Fitch, respectively. Based on these ratings, Prudential Funding is also eligible to participate in the CPFF and would be eligible to sell up to $9.8 billion of commercial paper to CPFF, which is the amount Prudential Funding had outstanding on March 18, 2008. We are currently evaluating whether we will apply for participation in the CPFF on behalf of Prudential Funding.

Asset-based Financing

As of September 30, 2008, Prudential’s Financial Services Businesses had liabilities totaling $6.938 billion under asset-based financing programs, including $4.209 billion representing securities sold under agreements to repurchase, $2.231 billion representing cash collateral for loaned securities and $498 million of securities sold but not yet purchased. Under these programs, the company loans securities in return for cash collateral which is primarily used to purchase securities for the short-term spread portfolios in our domestic insurance entities. These portfolios comprise cash and cash equivalents, short-term investments and fixed maturities with a weighted average life at the time of purchase of two years or less. Of the total $6.938 billion, $3.126 billion represents securities that may be returned to the company overnight requiring immediate return of the cash collateral, and the remainder has maturities ranging from 2 days to 3 months with a weighted average maturity of 12 days. As of September 30, 2008, the securities lending program represented approximately 3.9% of total investments of $180.0 billion for the Financial Services Businesses.

As of September 30, 2008, Prudential’s Closed Block Business had liabilities totaling $5.466 billion under such programs, including $4.217 billion representing securities sold under agreements to repurchase and $1.249 billion representing cash collateral for loaned securities. Of the total $5.466 billion, $2.784 billion represents securities that may be returned to the company overnight requiring immediate return of the cash collateral, and the remainder has maturities ranging from 2 days to 3 months with a weighted average maturity of 13 days. As of September 30, 2008, the securities lending program represented approximately 9.0% of total investments of $60.9 billion for the Closed Block Business.

Ratings-Driven Contingencies

A downgrade in the credit or financial strength ratings of Prudential Financial or its rated subsidiaries could result in additional collateral requirements or other required payments under certain agreements, which are eligible to be satisfied in cash or by posting securities held by the subsidiaries subject to the agreements. A ratings downgrade of three ratings levels would result in estimated collateral posting requirements or payments under such agreements of approximately $175 million. In addition, a ratings downgrade by A.M. Best to A- for our domestic life insurance companies would require Prudential Insurance to post a letter of credit in the amount of $1.25 billion that we estimate would result in annual cash outflows of approximately $125 million, or collateral posting in the form of cash or securities to be held in a trust. We believe that the posting of such collateral would not be a material liquidity event for Prudential Insurance.

In addition, agreements in connection with capital management activities for our universal life insurance products would require us to post cash collateral based on tests that consider the level of 10-year credit default swap spreads on Prudential Financial’s senior debt. We estimate that the collateral posting requirements would range from $100 million to $200 million at effective 10-year credit default swap spreads of 700 to 2,000 basis points.

Federal Home Loan Bank of New York Facility

In June 2008, Prudential Insurance became a member of the Federal Home Loan Bank of New York, or FHLBNY. Membership allows Prudential Insurance to participate in FHLBNY’s product line of financial services, including funding agreements, general asset/liability management, and collateralized advances that can be used for liquidity management.

Under guidance of the New Jersey Department of Banking and Insurance, the total amount of securities that can be pledged as collateral by Prudential Insurance to FHLBNY is limited to 5% of the prior year’s admitted assets of Prudential Insurance, exclusive of separate account assets, which equates to $7.7 billion based on admitted assets as of December 31, 2007. Based on this permitted amount, the eligible securities available at Prudential Insurance, and net of the 4.5% activity based stock we would be obligated to purchase from FHLBNY based on maximum borrowings, the estimated total borrowing capacity with the FHLBNY is $6.7 billion, as of September 30, 2008. As of September 30, 2008, outstanding borrowings with FHLBNY amounted to $100 million.

Lines of Credit and Other Credit Facilities

As of September 30, 2008, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $5.0 billion. These facilities are available to each of the borrowers, up to the aggregate committed credit, to be used for general corporate purposes. This amount includes a $500 million 364-day credit facility that expires in December 2008, which includes eight financial institutions, a $2.0 billion 5-year credit facility that expires in May 2012, which includes 22 financial institutions, and an additional $2.5 billion credit facility, of which $200 million expires in December 2011 and $2.3 billion expires in December 2012, which includes 20 financial institutions. Subsequent to September 30, 2008, Lehman Commercial Paper, Inc., a lender in the $2.0 billion facility for a total of $60 million, filed for bankruptcy bringing the current total of unsecured committed credit lines available to $4.94 billion. Within each facility, no single financial institution has more than 15% of the total committed credit. Borrowings under the outstanding facilities will mature no later than the respective expiration dates of the facilities and will bear interest at the rates set forth in each facility agreement. We maintain these facilities primarily as back-up liquidity lines for our commercial paper programs, and there were no outstanding borrowings under any of these facilities as of September 30, 2008.

Our ability to borrow under these facilities is conditioned on the continued satisfaction of customary conditions, including maintenance at all times by Prudential Insurance of total adjusted capital of at least $5.5 billion based on statutory accounting principles prescribed under New Jersey law and Prudential Financial’s maintenance of consolidated net worth of at least $12.5 billion, calculated in accordance with GAAP. Our ability to borrow under these facilities is not contingent on our credit ratings or subject to material adverse change clauses. Prudential Insurance’s total adjusted capital was $8.5 billion and $11.0 billion as of June 30, 2008 and December 31, 2007, respectively, and we expect this amount to be $7.3 billion as of September 30, 2008. Prudential Financial’s net worth on a consolidated basis totaled $18.7 billion and $23.5 billion as of September 30, 2008 and December 31, 2007, respectively. We also use uncommitted lines of credit from banks and other financial institutions.

Credit Derivative Exposure to Public Fixed Maturities

The company has sold credit derivatives to enhance the return on our investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments.

In a credit derivative we sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first-to-default baskets, because of the additional credit risk inherent in a basket of named credits, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then we are obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. After the first default the contract is terminated and any subsequent defaults on the remaining names within such instruments require no further payment to counterparties.

The vast majority of referenced names in the credit derivatives where we have sold credit protection, as well as all the counterparties to these agreements, are investment grade credit quality and our credit derivatives generally have maturities of five years or less. As of September 30, 2008 and December 31, 2007, we had $1.439 billion and $1.618 billion, respectively, in outstanding notional amounts of credit derivative contracts where we have sold credit protection. The Financial Services Businesses had $1.353 billion and $1.290 billion of outstanding notional amounts, reported at fair value as a liability of $162 million and $99 million, as of September 30, 2008 and December 31, 2007, respectively. The Closed Block Business had $86 million and $328 million of outstanding notional amounts, reported at fair value as a liability of $2 million and $2 million, as of September 30, 2008 and December 31, 2007, respectively.

In addition to selling credit protection, we have purchased credit protection using credit derivatives in order to hedge specific credit exposures in our investment portfolio, including exposures relating to certain guarantees from monoline bond insurers. Substantially all of the counterparties from which the company has purchased credit protection are investment grade credit quality. As of September 30, 2008 and December 31, 2007, the Financial Services Businesses had $1.388 billion and $376 million of outstanding notional amounts, reported at fair value as an asset of $197 million and $25 million, respectively. As of September 30, 2008 and December 31, 2007, the Closed Block Business had $300 million and $205 million of outstanding notional amounts, reported at fair value as an asset of $61 million and $5 million, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.0	News release of Prudential Financial, Inc., dated October 29, 2008, announcing third quarter 2008 results (furnished and not filed).

99.1	Quarterly Financial Supplement for the Financial Services Businesses of Prudential Financial, Inc. for the quarterly period ended September 30, 2008 (furnished and not filed).

99.2	Information about Prudential Financial, Inc.’s investments, as of September 30, 2008, in residential and commercial mortgage-backed securities, asset-backed securities and commercial loans (furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2008

PRUDENTIAL FINANCIAL, INC.

By:	/S/ PETER B. SAYRE
Name:	Peter B. Sayre
Title:	Senior Vice President and Controller (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description
99.0	News release of Prudential Financial, Inc., dated October 29, 2008, announcing third quarter 2008 results (furnished and not filed).

99.1	Quarterly Financial Supplement for the Financial Services Businesses of Prudential Financial, Inc. for the quarterly period ended September 30, 2008 (furnished and not filed).

99.2	Information about Prudential Financial, Inc.’s investments, as of September 30, 2008, in residential and commercial mortgage-backed securities, asset-backed securities and commercial loans (furnished and not filed).